EXHIBIT 15.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S
ACKNOWLEDGEMENT LETTER

October  30, 2009

To the Board of Directors and Shareholders
of Helix Energy Solutions Group, Inc.

We are aware of the incorporation by reference in Registration Statement Forms S-3 (Nos. 333-157785, 333-103451 and 333-125276) and Forms S-8 (Nos. 333-126248, 333-58817, 333-50289 and 333-50205) of Helix Energy Solutions Group, Inc. of our report dated October 30, 2009 relating to the unaudited condensed consolidated interim financial statements of Helix Energy Solutions Group, Inc. and subsidiaries that are included in its Form 10-Q for the quarter ended September 30, 2009.

Very truly yours,

/s/ Ernst & Young LLP

Houston, Texas